Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q1 Earnings Conference Call

Executives
James Nelson – CEO & President
Chris Masterson – CFO
Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease First Quarter 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's first quarter 2020 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release, supplement and Form 10-K, all of which are posted to our website at www.globalnetlease.com. Please also refer to our earning release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. Before we start our discussion of GNL's quarterly results I would like to express our hope that you, and your families and colleagues remain healthy and safe during these unprecedented times and offer our heartfelt appreciation for the heroic efforts of the healthcare and front-line workers who are leading the efforts to address the effects of the COVID-19 pandemic. We are encouraged by the improving situation and see many signs of strength and resiliency across our portfolio. While our priority is the health and safety of our tenants, teams and business partners our focus remains on preserving and driving long-term value for our stockholders.

Although this call is to discuss our first quarter, 2020 results I think the best place to begin is where everyone is currently focused, which is on COVID-19 and any potential impacts the pandemic has had on our portfolio.

We are pleased to report that as of April 30, 2020 we’ve collected over 98% of cash rents that were payable during the month, including 100% of the cash rent payable from the top 20 tenants in our portfolio. Our historic emphasis on credit quality, underwriting and due diligence is making a tremendous difference in our portfolio's performance. Further, we are in contact with the tenants that constitute the remaining 2% of rent and we continue to look to collect this outstanding balance. On a geographic basis, GNL collected 100% of the cash rent payable from our U.K. based assets, 99% from our other European tenants and 96% from our U.S. based assets.

While there is still much unknown and we cannot predict the full economic impact of this pandemic, we believe our balance of mission critical industrial and distribution assets, limited retail exposure, and high Investment Grade rated concentration will continue to perform as underwritten. We believe we will emerge from this crisis well positioned to capitalize on the opportunities that inevitably arise from such a widespread disruptive event.

As previously disclosed, GNL has taken steps to enhance our financial flexibility and manage risk during this uncertain time. As a result of these steps, liquidity, or cash on our balance sheet and availability for future borrowings under our credit facility, totaled $366.6 million at the end of the first quarter, which we believe favorably positions the company for the months ahead. In March we drew on our credit facility to enhance our cash position as the scope of the crisis became apparent. Additionally, the Board approved a change in the Common Stock dividend to an annualized rate of $1.60 per share, or quarterly $0.40 per share, beginning in the second quarter 2020. Our first quarter AFFO was $0.44 per share. We believe that this action was prudent in the current environment and will strengthen GNL's cash flow by over $12 million per quarter as we prioritize preservation of capital.

In April, the Board adopted a short-term stockholder rights plan to discourage the accumulation of our stock through open market trading. The Board believes that the plan, along with our other recently announced actions, are in the best interest of the Company.

We believe that GNL's solid foundation continues to position us well for the long run. We remain committed to executing on our global investment strategy of acquiring and owning a portfolio of well-diversified properties leased long-term to high-quality tenants who consider these properties to be critical to their business operations. Given our platform that spans from North America to Europe, our capital resources, and the evolving real estate markets and macro-economic conditions, we believe we will be well-positioned to capitalize on select opportunities as they arise. While we may still be in the middle innings of a global health crisis, we believe our portfolio has shown impressive resiliency thus far and will continue to demonstrate its strength as we move ahead.

Turning now to the first quarter, we acquired 10 properties for an aggregate contract purchase price of $114 million, including the completion of the Whirlpool sale-leaseback we discussed on our last call. The acquisitions, located in the US, Canada and Italy, have an average remaining lease term of 18.9 years and were acquired at a weighted-average cap rate of 8.5%. We also signed lease extensions for four properties leased to Finnair, the flag carrier and largest airline in Finland and majority owned by the Finnish Government. We were able to extend the weighted-average remaining lease term on the properties from 4.7 years to 11.0 years, providing further stability and increased cash flow to GNL.

Including these closings, our $3.8 billion, 288 property portfolio is nearly fully occupied at 99.6% leased and has a weighted average remaining lease term of 9.0 years, up from 8.1 years a year ago. We have no 2020 lease expirations and contractual rent growth is embedded in 94% of leases. 223 of our properties are in the U.S. and Canada and 65 are in the U.K. and Western Europe, representing 65% and 35% of annualized rent revenue, respectively. Our property mix is currently 48% office, 47% industrial and distribution and 5% retail, compared to 53% office, 39% industrial and distribution and 8% retail a year ago, a reflection of our focus on industrial acquisitions and retail dispositions over the last year. We believe that this emphasis on industrial acquisitions and the reduction of our exposure to retail has aided our success in the current environment, as has our focus on tenant credit. Across the portfolio, 66.7% of straight-line rent comes from Investment Grade or implied Investment Grade tenants including 90% of our top 10 tenants.

Going forward, we are adopting a prudent stance with potential acquisition opportunities as we re-evaluate historical cap rates during this uncertain time. We are carefully determining the appropriate risk adjusted cap rate targets for potential new acquisitions going forward and will ensure that all assets meet our revised criteria.

Taking a look at financial highlights, we are pleased to report year over year increases in adjusted EBITDA, revenue from tenants and NOI. Adjusted EBITDA increased to $60.1 million in the first quarter 2020 and total revenue was up 5.0% to $79.2 million. Net Operating Income also increased 5.5% to $71.9 million from $68.1 million in first quarter 2019 and 1.2% from $71.0 million in the previous quarter. On a per share basis, AFFO decreased year over year to $0.44 per share, but this was primarily due to the preferred dividends on our Series B preferred shares which were issued in the fourth quarter, the proceeds of which were largely used to help fund acquisitions during the first quarter of this year. AFFO per share was flat over the fourth quarter of 2019.

With that, I'll turn the call over to Chris to walk through the operating results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim. We posted improved financial results for the first quarter compared to the prior year.

For the first quarter 2020 we recorded EBITDA of $60.5 million compared to $55.7 million in 2019. As Jim mentioned, we also reported a 5.0% increase in revenue to $79.2 million from $75.5 million, with net income attributable to common stockholders of $5.0 million. Revenues increased primarily due to rental income from the significant acquisitions completed in 2019. FFO increased 6.5% to $38.6 million and AFFO increased slightly to $39.8 million. Our AFFO per share decreased year over year primarily due to increased preferred dividends related to the Series B preferred offering, which was largely deployed into acquisitions in the first quarter. The company paid common stock dividends of $47.6 million for the quarter. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the first quarter with net debt of $1.7 billion at a weighted-average interest rate of 3.1%. Our net debt to adjusted EBITDA ratio was 7.1x at the end of the quarter. The weighted-average maturity at the end of the first quarter 2020 was 5.4 years, which is an improvement from 4.2 years at the close of the 2019 first quarter. The components of our debt include $399.2 million on the multi-currency revolving credit facility, $395.5 million on the term loan and $1.3 billion of outstanding gross mortgage debt. This debt was approximately 90% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 4.1x. As of March 31, 2020, liquidity was approximately $366.6 million, which comprises $343.4 million of cash on hand and $23.2 million of availability under the credit facility.

Our net debt to enterprise value was 55.0%, with an enterprise value of $3.1 billion based on the March 31, 2020 closing share price of $13.37 for common shares, $20.27 for Series A preferred shares, and $19.89 for Series B preferred shares. This ratio was impacted by the market disruption that took place across the industry starting in the last half of February.

As a quick update to the hedging program, we have continued to use our hedging strategy to protect a portion of our rental income from currency fluctuations and offset some movements in interest rates for our European portfolio. As volatility increased at the end of the first quarter, we saw the benefit of these hedges as our cash flow remained steady despite significant movements in the exchange rate for Euros and Pounds against the dollar. In the quarter we had a realized gain of $1.0 million from our FX forwards, further illustrating their benefit. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

In closing, I am very proud of all that we have accomplished in the first quarter and our response to the outbreak of COVID-19 to date. I am encouraged by the success we had in April collecting over 98% of the rent payable during the month at a time when many businesses were experiencing significant operating challenges. We have a dedicated, hard-working team that is focused on making sure the Company continues to perform during the crisis and emerges from it ready to capitalize on new opportunities. We believe the consistent execution of our business plan and our focus on mission critical industrial and distribution assets will continue to benefit our shareholders well into the future. As always, thank you all for your continued support.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].